EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2025 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Winmark Corporation on Form 10-K for the year ended December 28, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Winmark Corporation on Forms S-8 (File No. 33-85972, File No. 333-120489, File No. 333-143281, File No. 333-172745, File No. 333-197600, File No. 333-197601, File No. 333-221109 and File No. 333-239999).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 26, 2025